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                     March 30, 2021

       Mark W. Miles
       Chief Financial Officer
       Berry Global Group, Inc.
       101 Oakley Street
       Evansville, IN 47710

                                                        Re: Berry Global Group,
Inc.
                                                            Form 10-K for the
Year Ended September 26, 2020
                                                            Response dated
March 10, 2021
                                                            File No. 001-35672

       Dear Mr. Miles:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing
       cc:                                              James Till, Controller